Exhibit 10.4
AMENDMENT TO OFFICER AGREEMENT

THIS AMENDMENT TO OFFICER AGREEMENT is made and entered into as of this 17th day of November, 2016, by and between Delta Natural Gas Company, Inc., a Kentucky corporation (hereinafter referred to as “Delta” or “Company”), and John B. Brown (hereinafter referred to as “Officer”).

W I T N E S S E T H :

WHEREAS, Company and Officer entered into an Officer Agreement on March 1, 2000 (“Original Agreement”), in connection with payments by the Company to the Officer in the event of a change in control of Company; and

WHEREAS, any payments of deferred compensation under the Original Agreement are unvested; and

WHEREAS, the parties having determined that certain provisions of the Original Agreement fail to meet the requirements of Section 409A of the Internal Revenue Code and that an amendment is necessary to bring the Original Agreement into compliance;

NOW, THEREFORE, the parties agree that the Original Agreement is hereby amended as follows:

(1)    Section 2, the definition of Change in Control, is amended in its entirety as follows:

2.    CHANGE IN CONTROL. For the purpose of this Agreement, a “Change in Control” shall mean:

(a)    any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b)    any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent stock acquisition by such person or persons) ownership of the stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c)    a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or

(d)    any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control does not occur when there is a transfer to an entity that, immediately after the transfer, is controlled by the shareholders of the Company immediately prior to the transfer.

(2)    Section 5, Termination, is amended in its entirety as follows:

5.    Termination. In the event Officer undergoes a termination from employment without cause during the said three (3) year period immediately following the Operative Date, Officer shall nevertheless receive all compensation described in Section 4(a) and (b) hereinabove for the greater of (x) the remainder of the three year period immediately following the Operative Date; or (y) for two (2) years following separation from service. The base salary shall continue to be paid on a semi-monthly basis throughout the applicable period. Incentive compensation shall be calculated based upon the average incentive compensation payments (cash bonus and stock awards) to the Officer for the three-year period immediately preceding the Change in Control. Compensation payments representing incentive compensation will be paid to the Officer in a lump sum annually between August 31 and September 15 of each year following termination of employment, the same time such payments would have been paid had the Officer continued employment with the Company. The right to a series of installment payments hereunder shall at all times be treated as the right to a series of separate payments.

In addition to the compensation set forth above, the Officer shall be entitled to the following additional benefits:

(a)    If the Officer elects COBRA continuation coverage under any health plans maintained by the Company, Company shall pay the Officer’s monthly premiums for such COBRA coverage, at the level (i.e., single, family) at which the Officer was covered at the time of termination, for the applicable COBRA continuation period.

(b)    The Officer shall have the right to continued use of the Company automobile which was furnished to him at the time of his termination of employment, on the same terms and conditions in effect prior to his termination of employment. Further, the Company shall convey to the Officer the full, complete and unencumbered title to the automobile within thirty (30) days following the end of the applicable term of this Agreement.

As used herein, “termination without cause” shall mean any termination of Officer’s employment at the request or demand of Delta except termination for one of the following reasons:

(i)    Death of the Officer; or

(ii)    Retirement of the Officer in accordance with Delta’s retirement policy in effect on the day before the Operative Date; or

(iii)    Conduct or job performance by Officer which, according to an affirmative vote of a majority of the directors still in office who were directors of Delta immediately prior to the Operative Date, materially and adversely affects the administration of his office.

Officer may terminate his employment at any time during the three (3) year period following the Operative Date if the Officer determines in good faith that either (x) his continued employment with Delta is not in the best interests of Delta, or (y) he is unable effectively to carry out his duties and responsibilities as contemplated hereby. Such termination of Officer shall be considered to be

“termination without cause.” For purposes of any determination regarding the applicability of this paragraph, any position taken by the Officer shall be presumed correct unless the Company establishes by clear and convincing evidence that such position is not correct.

Notwithstanding the foregoing, a “termination of employment” under this Agreement shall not be deemed to occur unless the termination of employment complies with the definition of “separation from service” under Internal Revenue Code Section 409A.

(3)    A new section, Section 5A, is added to the agreement as follows:

5A.    PAYMENTS FOLLOWING DEATH. If Officer shall die following the commencement of payments under this Agreement, the remaining payments under the Agreement shall be paid in a single lump sum payment to the Beneficiary designated by the Officer on the Beneficiary Designation Form in effect at the time of the Officer’s death and, if none, to the Officer’s estate.

(4)    A new section, Section 5B, is added to the agreement as follows:

5B.    DELAY IN PAYMENT. If, at the time of the Officer’s termination of employment, he is a “specified employee,” determined in accordance with Internal Revenue Code Section 409A, a distribution of compensation to the Officer under this Agreement cannot be made for the “Delay Period.” The “Delay Period” shall be the period which extends the longer of (x) eighteen (18) months from the date of this amendment, or six (6) months from the date of separation from service. The aggregate of any payments which otherwise would have been made during the Delay Period shall be made in a single lump sum payment on the first day of the nineteenth month or the first day of the seventh month, as applicable.

(5)    Section 7, Excise Tax Make-Whole, is amended by adding the following at the end of the section:

Notwithstanding the foregoing, any make-whole tax payments will be made no later than the close of the Officer’s taxable year following the year in which the Officer remits the taxes, as specified in Internal Revenue Code Section 409A.

Further, at the time that payments are to commence under this Agreement, the Company shall provide to Officer a written statement setting forth the manner in which in any such amounts were calculated and the basis for the calculations, including, without limitation, any opinions or other advice the Company received from tax counsel, accountants, or other advisors or consultants.

(6)    A new section, Section 19, is added to the Agreement as follows:

SECTION 19.    EXPENSE REIMBURSEMENT. To the extent required by Internal Revenue Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)     the amount of expenses eligible for reimbursement or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year;

(ii)    any reimbursement of an eligible expense shall be paid to the Officer on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)    any right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have caused this Amendment to Officer Agreement to be executed the day and year first above written.

DELTA NATURAL GAS COMPANY, INC.

By:	/s/Glenn R. Jennings
Chairman of the Board, President and Chief Executive Officer

/s/John B. Brown
John B. Brown